Exhibit 4.15

Supplementary agreement to the capital increase agreement of

Youxu New Energy Technology (Zibo) Co., LTD

November 10, 2023

Party A: Shandong Qiying Industrial Investment Development Co., LTD

Legal representative: Jia Muyue

business license number：9137030366934434XA

Party B: Youxu New Energy Technology (Zibo) Co., LTD. (hereinafter referred to as the “Target Company”)

Legal representative:： Jia Fengyong

business license number：91370303MA94K9JMIP

Party C: Youpin Automobile Service (Shandong) Co., LTD

Legal representative:： Li Jia

business license number：91370303MA3TD6CF5B

Party D: Li Jia

ID：522121197305161415

Whereas:

party A, party B, party C and D on 2 December 2021 signed a “Youxu new energy technology (zibo) co., LTD., capital increase agreement (hereinafter referred to as the” original agreement “), is now the parties reached a new agreement through consultation, make the following modification and supplement to the original agreement:

The original agreement “way and Structure of Capital Increase and Rent and Equipment Leasing Fee for a five-year debt-to-equity paid-in capital increase” is amended as follows:

Party B’s payable rental of factory and equipment of party A in five years to transfer the equity as paid-in capital increase of party B : Party A and the target company shall, before October 31, 2022, sign the “Zhangdian Entrepreneurship and Innovation Center and Standard Factory Project (Phase I) Workshop Lease Contract” and “Zhangdian Entrepreneurship and Innovation Center Project (Phase I) Apartment Lease Contract”, and the target Company shall lease the 8 # and 9 # workshops ( total 14,747.64 square meter, The yearly rent is 3,097,004 yuan/year)；The rent will remain unchanged for the first year to third year from the date of signing, the rent will increase by 3% from the fourth year and 3% every two years thereafter, that is, the rent will be 3,189,914 yuan/year from July 1, 2025 to June 30, 2027;) Apartment (a total of 10 units on the three floors of Building 19 # Comprehensive, Double Innovation Center, Zhangdian Economic Development District, with a total area of 328.9 square meter and a rental of 98,670 yuan/year) and office equipment (details of the equipment are attached, which has been delivered to Party B in October 2021, and the total rental fee of the equipment is 1,042,826 yuan ) within 5 years. The annual rent and equipment rental fee shall not be less than 3,404,200 yuan, and the total amount of debt shall not be less than 19,207,000 yuan in 5 years. (The actual amount of debt shall be subject to the lease contract, and the actual amount and time shall be specified in the supplementary agreement) Party C and Party D agree to convert Party A’s debt to the equity of target company of not less than RMB 3,404,200 in the previous year into a paid-in capital increase to the target Company (the specific amount of capital increase shall be subject to the debt evaluation report) before October 31 of each year for a total of 5 years.

The original agreement ” capital increase way and structure and before March 31, 2027 ,the completion of the last paid-up capital increase for debt-to-equity conversion of the target company by Party A, the total capital increase of Party A in the past five years will be not less than RMB 26,350,000, and the registered capital of the target company will be not less than RMB 126,350,000. The equity structure is as follows (RMB):

		K’000
No.	Shareholder	Paid-in Capital	subscribed capital	Share %
1	Youpin Automobile Service (Shandong) Co., LTD	100,000	0	<=79.15%
2	Shandong Qiying Industrial Investment Development Co., LTD	>=26,350	0	>=20.85%
	total	>=126,350		100%

Amended to:

After Party A completes the final capital increase for debt-to-equity conversion of the target company before October 31, 2027, the total capital increase of Party A for 5 years shall be >= 19,207,000 yuan, the registered capital of the target company shall be >= 119,207,000 yuan, and the equity structure shall be as follows:

		K’000
No.	Shareholder	Paid-in Capital	subscribed capital	Share %
1	Youpin Automobile Service (Shandong) Co., LTD	100,000	0	<=83.89%
2	Shandong Qiying Industrial Investment Development Co., LTD	>=19,207	0	>=16.11%
	total	>=119,207		100%

The net profit of the target company for the year does not reach 20% of the paid-in capital after Party A’s paid-in capital increase of RMB 2 million is in place;

Amended to:

the net profit of the target company in the year does not reach 20% of the paid-in capital of the target company:

Within the five-year period of the debt-to-equity paid-in capital increase of Party A, the target company shall, before November 30 of each year, pay to Party A the investment income of the previous year at an amount not less than 20% of the paid-in registered capital of Party A (including the paid-in capital of RMB 2 million, the accumulated amount of the rental fee of Party A’s factory, apartment and equipment).

The specific calculation method of Party A’s investment income within five years is as follows:

Party A’s investment income:

If the target company fails to pay the annual investment income to Party A in full and on time, the insufficient part shall be paid by Party C or Party D in cash instead. If Party C or Party D fails to pay the required amount and the time limit exceeds 6 months, Party A shall have the right to terminate this Agreement and the original Agreement and ask Party B, Party C and Party D to pay rent.

If Party A decides to no longer hold the shares of the target company after 5 years, it may request Party C to repurchase the shares, and the actual share repurchase payment shall not be higher than the balance of its actual investment amount after deducting the investment income paid by the target company.

Party A shall increase the capital based on the five-year debt-to-equity conversion of the rent of factory and apartment and equipment shall be calculated from the period when Party A shall increase the capital by RMB 2 million yuan to the target company, not subject to the capital registration. Before December 31, 2023, Party B and Party C shall complete the procedures for capital increase of RMB registration of 2 million paid by Party A to the target company and the debt-to-equity capital increase of the target company by Party A for fiscal 2022.

This Agreement shall become an integral part of the original Agreement f and shall have the same legal effect as the original Agreement. The contents in conflict with the original Agreement shall be governed by this Agreement, and the remaining parts of the original Agreement shall remain valid except for the clauses expressly modified in this Agreement. In case of any dispute arising from the performance of this Agreement, either party may take legal action where Party B is located.

This agreement shall come into force after being sealed by the parties. This Agreement is made in four copies, with each party holding one copy and each copy having the same legal effect.

Chop & sign page:

Party A: Shandong Qiying Industrial Investment Development Co., LTD

Legal representative: Jia Muyue

business license number：9137030366934434XA

Party B: Youxu New Energy Technology (Zibo) Co., LTD. (hereinafter referred to as the “Target Company”)

Legal representative:： Jia Fengyong

business license number：91370303MA94K9JMIP

Party C: Youpin Automobile Service (Shandong) Co., LTD

Legal representative:： Li Jia

business license number：91370303MA3TD6CF5B

Party D:Li Jia

ID：522121197305161415

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